Exhibit 99.1
For Immediate Release

BRIGHT HEALTH GROUP REPORTS THIRD QUARTER 2021 RESULTS

•Bright Health Group continues to produce significant growth, with total GAAP Revenues of $1,079 million, up 206% from Q3’20.
•Bright HealthCare end-of-year Membership guidance raised to 700,000, up nearly 8% from previous guidance, driving Bright Health Group 2021 Revenue guidance to the top of prior range, now between $4.1 and $4.2 Billion.
•Year-to-date Bright Health Group Medical Cost Ratio of 90.3% inclusive of 420 bps of Covid impact.
•NeueHealth’s fully aligned model continues to drive differentiated performance in key markets.

MINNEAPOLIS, MN (November 11, 2021) (BUSINESSWIRE) – Bright Health Group, Inc. (“Bright Health” or the “Company”) (NYSE: BHG), a diversified healthcare services company building a technology-enabled, fully-aligned, national Integrated System of Care personalized for consumers, today reported financial results for its third quarter ended September 30, 2021.

“I am pleased with our continued growth and overall performance in the face of a uniquely challenging year, but more importantly, on our prospects for the future,” said Mike Mikan, President and CEO of Bright Health Group. “We are seeing proof points that highlight the power of our fully aligned model within local Integrated Systems of Care. For example, in Florida, we saw a 22% lower medical cost ratio and reduction in inpatient and ED admission rates for IFP members attributed to our owned and affiliated clinics. As we look to 2022, we are well positioned to expand this model to new markets, such as North Carolina and Texas, building on our strong growth and performance to date.”

Third Quarter 2021 Financial Highlights

Bright Health Group’s total revenue of $1,079 million in the third quarter of 2021 increased by $727 million, or 206.3%, compared to the prior-year period. Revenue was primarily driven by organic membership growth in Bright HealthCare during the 2020 Open Enrollment Period and the 2021 Special Enrollment Period for our Commercial business that began on February 15, 2021, and NeueHealth organic and inorganic growth. The Company also experienced an increase in investment income due to a $46 million unrealized gain on equity securities.

Bright Health Group’s medical cost ratio (“MCR”) for the third quarter of 2021 was 103.0%, which includes a 540 basis point unfavorable impact from COVID-19 related costs and a 900 basis point unfavorable impact primarily from a cumulative reduction in premium revenue due to an inability to capture risk adjustment on newly added lives. Our MCR in the third quarter of 2020 was 90.1%, which included a 390 basis point unfavorable impact from COVID-19 costs and a 530 basis point favorable impact from non-COVID prior period developments.

The Company’s GAAP net loss was $296.7 million in the third quarter of 2021, an increase of $237.5 million compared to the prior-year period. The Company’s non-GAAP Adjusted EBITDA was a loss of $245.9 million in the third quarter of 2021, an increase of $191.8 million compared to the prior-year period.

“Our year-to-date 2021 MCR of 90.3% represents solid performance, especially given the remarkable growth and unique factors we have experienced this year. As a company still building to scale, we expect to see some quarterly variation in performance from time to time. Overall, we believe matching payment to population health status is needed to align incentives and drive performance in the direct-to-consumer market. However, with a predominately new and rapidly growing business, population health risk is difficult to estimate in the near-term but is expected to improve as our markets and populations mature, setting us up well for 2022,” said Cathy Smith, Chief Financial and Administrative Officer. “Our focus continues to be on generating long-term value for the business and our shareholders through relentless pursuit of our mission.”

Key Metrics

	As of September 30,
	2021	2020
Consumer and Patient Metrics
Bright HealthCare Commercial Consumers	606,594	149,794
Bright HealthCare Medicare Advantage Consumers	114,094	57,751
NeueHealth Value-Based Patients	170,211	19,141

	Three Months Ended		Nine Months Ended
($ in thousands)	September 30,		September 30,
	2021	2020	2021	2020
Financial Metrics
Revenue	$1,078,657	$352,120	$3,067,055	$847,542
Medical Cost Ratio	103.0%	90.1%	90.3%	81.6%
Operating Cost Ratio	28.7%	27.7%	25.4%	30.8%
GAAP Net Loss	$(296,722)	$(59,256)	$(364,990)	$(84,610)
Adjusted EBITDA (non-GAAP)	$(245,918)	$(54,084)	$(290,757)	$(81,188)

See the table at the end of this release for additional information and a reconciliation of the non-GAAP measure used in the table above.

Financial Outlook

For full year 2021, Bright Health Group is providing the following guidance and commentary:

•Bright Health Group’s revenue is expected to be $4.1 billion to $4.2 billion with an expected enterprise medical cost ratio of approximately 92.5% plus or minus 50 bps.
•On a segment basis, Bright HealthCare end-of-year membership is expected to be approximately 700,000, while NeueHealth revenue is expected to be approximately $575 million, or approximately $475 million excluding investment income.
•Intercompany revenue elimination, comprised of payments from Bright HealthCare to NeueHealth for managing patient care and for network services, is expected to be approximately $(350) million.
•Introducing Adjusted EBITDA guidance for 2021 of between $(550) and $(600) million(1).

About Bright Health Group

Bright Health Group is built upon the belief that by aligning the best local resources in healthcare delivery with the financing of care we can drive a superior consumer experience, optimize clinical outcomes, reduce systemic waste, and lower costs. We are a healthcare company building a national Integrated System of Care in close partnership with our Care Partners. Our differentiated approach is built on alignment, focused on the consumer, and powered by technology. We have two market facing businesses: NeueHealth and Bright HealthCare. Through NeueHealth, we deliver high-quality virtual and in-person clinical care to over 170,000 patients under value-based contracts through our 131 owned and affiliated primary care clinics. Through Bright HealthCare, we offer Commercial and Medicare health plan products to over 720,000 consumers in 14 states and 99 markets. We are making healthcare right. Together. For more information, visit www.brighthealthgroup.com.

Earnings Conference Call

As previously announced, Bright Health Group will discuss the Company’s results, strategy, and outlook on a conference call with investors at 8:00 a.m. Eastern Time today. Bright Health Group will host a live webcast of this conference call which can be accessed from the Investor Relations page of the company’s website (investors.brighthealthgroup.com). Following the call, a webcast replay will be available on the same site using the access code 627744. This earnings release and the Form 8-K dated November 12, 2021, can be accessed on the Investor Relations page of the Company’s website. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website. Accordingly, investors should monitor this portion of our website, in addition to following our press releases, Securities and Exchange filings and public conference calls and webcasts.

Notes

(1) A reconciliation of the projected Adjusted EBITDA, which is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measures, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as interest expense, income tax expense, depreciation and amortization, share-based compensation expense; transaction costs, changes in the fair value of contingent consideration, contract termination costs; and the tax effect of all such items. Historically, the Company has excluded these items from non-GAAP financial measures. The Company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business, are inherently unpredictable as to if or when they may occur. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking Statements

Statements made in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “plan,” “believe,” “intend,” “project,” “forecast,” “estimates,” “projections,” and other similar expressions. These forward-looking statements include any statements regarding our plans and expectations with respect to Bright Health Group, Inc. Such forward-looking statements are subject to various risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Factors that might materially affect such forward-looking statements include: a lack of acceptance or slow adoption of our business model; our ability to retain existing consumers and expand consumer enrollment; our ability to contract with care providers and arrange for the provision of quality care; our ability to accurately estimate our medical expenses, effectively manage our costs and claims liabilities or appropriately price our products and charge premiums; the impact of the COVID-19 pandemic on our business and results of operations; the risks associated with our reliance on third-party providers to operate our business; the impact of modifications or changes to the U.S. health insurance markets; our ability to manage the growth of our business; our ability to operate, update or implement our technology platform and other information technology systems; our ability to retain key executives; our ability to successfully pursue acquisitions and integrate acquired businesses; the occurrence of severe weather events, catastrophic health events, natural or man-made disasters, and social and political conditions or civil unrest; our ability to prevent and contain data security incidents and the impact of data security incidents on our members, patients, employees and financial results; and the other factors set forth under the heading “Risk

Factors” in Bright Health Group’s prospectus filed pursuant to Rule 424(b)(4) on June 25, 2021, and our other filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or changes in our expectations.

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Investor Contact:
IR@brighthealthgroup.com

Media Contact:
Kris Patrow
651.492.1556
Kris.Patrow@padillaco.com

Bright Health Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$956,189	$488,371
Short-term investments	331,719	499,928
Accounts receivable, net of allowance of $5,701 and $2,602, respectively	99,216	60,522
Prepaids and other current assets	240,545	130,986
Total current assets	1,627,669	1,179,807
Other assets:
Long-term investments	681,923	175,176
Property, equipment and capitalized software, net	30,932	12,264
Goodwill	842,301	263,035
Intangible assets, net	351,519	152,211
Other non-current assets	40,751	28,309
Total other assets	1,947,426	630,995
Total assets	$3,575,095	$1,810,802
Liabilities, Redeemable Noncontrolling Interest, Redeemable Preferred Stock and Shareholders’ Equity (Deficit)
Current liabilities:
Medical costs payable	$685,045	$249,777
Accounts payable	95,161	57,252
Unearned revenue	34,917	34,628
Risk adjustment payable	548,352	187,777
Other current liabilities	88,133	35,847
Total current liabilities	1,451,608	565,281
Other liabilities	56,254	28,578
Total liabilities	1,507,862	593,859
Redeemable noncontrolling interests	130,029	39,600
Redeemable preferred stock, $0.0001 par value; 100,000,000 and 166,307,087 shares authorized in 2021 and 2020, respectively; 0 and 164,244,893 shares issued and outstanding in 2021 and 2020, respectively	—	1,681,015
Shareholders’ equity (deficit):
Common stock, $0.0001 par value; 3,000,000,000 and 658,993,725 shares authorized in 2021 and 2020, respectively; 628,133,782 and 137,662,698 shares issued and outstanding in 2021 and 2020, respectively	63	14
Additional paid-in capital	2,823,244	9,877
Accumulated deficit	(886,333)	(515,989)
Accumulated other comprehensive income	230	2,426
Total shareholders’ equity (deficit)	1,937,204	(503,672)
Total liabilities, redeemable noncontrolling interests, redeemable preferred stock and shareholders’ equity (deficit)	$3,575,095	$1,810,802

Bright Health Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020
Revenue:
Premium revenue	$1,020,233		$345,426		$2,922,950		$827,135
Service revenue	11,079		4,920		31,602		13,344
Investment income	47,345		1,774		112,503		7,063
Total revenue	1,078,657		352,120		3,067,055		847,542
Operating expenses:
Medical costs	1,050,943		311,319		2,640,143		675,114
Operating costs	309,790		97,379		779,090		260,650
Depreciation and amortization	14,205		2,678		25,981		5,550
Total operating expenses	1,374,938		411,376		3,445,214		941,314
Operating loss	(296,281)		(59,256)		(378,159)		(93,772)
Interest expense	1,594		—		6,282		—
Other income	(1,226)	—	—	—	(1,226)	—	—
Loss before income taxes	(296,649)		(59,256)		(383,215)		(93,772)
Income tax (benefit) expense	73		—		(18,225)		(9,162)
Net loss	(296,722)		(59,256)		(364,990)		(84,610)
Net earnings attributable to noncontrolling interests	(3,942)		—		(5,354)		—
Net loss attributable to Bright Health Group, Inc. common shareholders	$(300,664)		$(59,256)		$(370,344)		$(84,610)
Basic and diluted loss per share attributable to Bright Health Group, Inc. common shareholders	$(0.48)		$(0.43)		$(1.19)		$(0.62)
Basic and diluted weighted-average common shares outstanding	630,378		136,337		312,294		135,926

Bright Health Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(370,344)	$(84,610)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25,981	5,550
Share-based compensation	43,234	3,722
Deferred income taxes	(17,946)	—
Unrealized gains on equity securities	(109,012)	—
Other, net	14,555	1,022
Changes in assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(18,683)	27,508
Other assets	(86,836)	(24,980)
Medical cost payable	342,531	35,458
Risk adjustment payable	359,257	68,186
Accounts payable and other liabilities	53,853	(22,015)
Unearned revenue	(3,476)	1,498
Net cash provided by operating activities	233,114	11,339
Cash flows from investing activities:
Purchases of investments	(736,838)	(702,672)
Proceeds from sales, paydown, and maturities of investments	536,110	349,113
Purchases of property and equipment	(20,682)	(1,181)
Business acquisitions, net of cash acquired	(431,718)	(174,090)
Net cash used in investing activities	(653,128)	(528,830)
Cash flows from financing activities:
Proceeds from issuance of preferred stock	—	686,840
Proceeds from issuance of common stock	10,581	874
Payments for debt issuance costs	(3,391)	—
Proceeds from IPO	887,328	—
Payments for IPO offering costs	(6,686)	—
Net cash provided by financing activities	887,832	687,714
Net increase in cash and cash equivalents	467,818	170,223
Cash and cash equivalents – beginning of year	488,371	522,910
Cash and cash equivalents – end of period	$956,189	$693,133

Non-GAAP Financial Measures

We use the non-GAAP financial measure Adjusted EBITDA. We define Adjusted EBITDA as net loss excluding interest expense, income taxes, depreciation and amortization, adjusted for the impact of acquisition and financing-related transaction costs, share-based compensation and changes in the fair value of contingent consideration. This non-GAAP measure has been presented in this quarterly Earnings Release as a supplemental measure of financial performance that is not required by or presented in accordance with GAAP because we believe it assists management and investors in comparing our operating performance across reporting periods on a consistent basis by excluding and including items that we do not believe are indicative of our core operating performance. Management believes this measure is useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Adjusted EBITDA to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered as an alternative to Net Income (Loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentation of Adjusted EBITDA has limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentation of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

The following table provides a reconciliation of net loss to Adjusted EBITDA for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2021	2020	2021	2020
Net loss	$(296,722)	$(59,256)	$(364,990)	$(84,610)
Interest expense	1,594	—	6,282	—
Income tax (benefit) expense	73	—	(18,225)	(9,162)
Depreciation and amortization	14,205	2,678	25,981	5,550
Transaction costs (a)	448	965	5,598	3,312
Share-based compensation expense (b)	24,180	1,529	43,234	3,722
Change in fair value of contingent consideration (c)	304	—	1,363	—
Contract termination costs (d)	10,000	—	10,000	—
Adjusted EBITDA	$(245,918)	$(54,084)	$(290,757)	$(81,188)

(a)Transaction costs include accounting, tax, valuation, consulting, legal and investment banking fees directly relating to business combinations and certain costs associated with our initial public offering. These costs can vary from period to period and impact comparability, and we do not believe such transaction costs reflect the ongoing performance of our business.
(b)Represents non-cash compensation expense related to stock option and restricted stock award grants, which can vary from period to period based on a number of factors, including the timing, quantity and grant date fair value of the awards.

(c)Represents the non-cash change in fair value of contingent consideration from business combinations, which is remeasured at fair value each reporting period. There was no material activity for periods prior to the first quarter of 2021.
(d)Represents amount paid for early termination of an existing vendor contract.